Exhibit 10.2

AMENDMENT

TO

FIDELITY D & D BANCORP, INC.

2000 INDEPENDENT DIRECTORS

STOCK OPTION PLAN

THIS AMENDMENT (“Amendment”) to the Fidelity D & D Bancorp, Inc. 2000 Independent Directors Stock Option Plan (“Plan”) is made this 2nd day of October, 2007 by Fidelity D & D Bancorp, Inc. (“Corporation”).

WITNESSETH:

WHEREAS, Corporation desires to adopt certain changes to the Plan to ensure the Plan’s qualification for exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, Corporation desires to adopt additional modifications to the Plan in furtherance of the Plan’s purposes.

NOW, THEREFORE, effective the date hereof, Corporation hereby amends the Plan, as follows:

Section 4 of the Plan shall be modified by substituting the following in place of the language appearing at the beginning of such section and immediately preceding subparagraph (a) thereof:

4.               Stock Options.  In the Board’s discretion, Grants of Stock Options under the Plan may be made at any time by the Board at any regular meeting of the Board to the Outside Directors.  No Stock Option shall be granted under the Plan except upon specific action by the Board, and no person other than an Outside Director shall be eligible to receive a grant of a Stock Option under the Plan.  The terms of any Stock Options granted shall be within the discretion of the Committee (as hereinafter defined), if any, subject to rejection, modification or acceptance and approval by the Board, and subject to the additional following terms and conditions and other applicable provisions of the Plan:

Section 4(a) of the Plan shall be amended in its entirety to read as follows:

The time period during which any Stock Option is exercisable shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Stock Option is awarded;

Section 4(b) of the Plan shall be modified by substituting the following in place of the first sentence thereof:

If a director, who has received an Award pursuant to the Plan, ceases to be a member of the Board for any reason, the director may exercise the Stock Option not more than twelve (12) months after such cessation to the extent that the Stock Option was then and remains exercisable.

Section 4 of the Plan shall be further modified by addition of the following language at the end thereof:

(e)                                  The grant date for any Stock Option under the Plan shall be the date of the meeting of the Board at which the grant was approved by action of the Board.

Section 5 of the Plan shall be modified by substituting the following in place of the second sentence thereof:

The purchase price of the shares of Common Stock with respect to which a Stock Option is exercised shall be paid with the written notice of exercise, either in cash or in Common Stock, including Common Stock issuable hereunder, at its then current Fair Market Value, or in any combination thereof, as the Committee shall determine.

Section 6 of the Plan shall be amended in its entirety to read as follows:

6.               Value.  Where used in the Plan, the “Fair Market Value” of a share of Common Stock shall mean the last trade price for a share of Common Stock on the principal established domestic securities exchange on which the Common Stock is listed on the relevant date, or, if trades in shares of Common Stock cannot be conducted on such date, then the last trade price for a share of Common Stock on the date trades in shares of Common Stock can be conducted next following the relevant date.

Section 10 of the Plan shall be modified by addition of the following language at the end thereof:

Notwithstanding anything to the contrary contained in this Section 10, any adjustment, substitution, exchange or assumption with respect to a Stock Option hereunder shall be made in accordance with the limitations prescribed under Section 409A, its implementing regulations and other applicable guidance so as to qualify and maintain the Plan’s exemption from application of such provision.

Section 13 of the Plan shall be amended in its entirety to read as follows:

13.         Administration.  Control and management of the operation and administration of the Plan shall be vested in the Board, or, to the extent and subject to such constraints as the Board may decide in its sole discretion, in the Company’s Compensation Committee or such other committee as the Board may from time to time determine (“Committee”); provided, however, that the Committee shall have no authority to grant any Award, and no Award shall be granted under the Plan except upon specific action by the Board.  In the absence of a Committee, reference thereto under the Plan shall be to the Board.  Any authority granted under the Plan to the Committee shall be limited, as the Board determines, notwithstanding language herein vesting such authority in the Committee.

The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make any and all determinations that may be necessary or advisable for the administration of the Plan.  Any interpretation of the Plan by the Committee and any decision made by the Committee under the Plan shall be final and binding.  Subject to the requirement for Board approval of any Award, the Committee shall be responsible for recommending what, when, to whom and under what facts and circumstances Awards shall be made, and the form, number, terms, conditions and duration thereof, including but not limited to when exercisable, the number of shares of Common Stock subject thereto and the Stock Option exercise prices.  The Committee shall make all other determinations and decisions, take all actions and do all things necessary or appropriate in and for the administration of the Plan.  No member of the Board or of the Committee shall be liable for any decision, determination or action made or taken in good faith by such person under or with respect to the Plan or its administration.

Section 14 of the Plan shall be modified by addition of the following language at the end thereof:

This Plan and all Awards granted hereunder are intended to qualify for exemption from the application of Section 409A, and all provisions hereof are to be construed consistent with such exemption.  In the event that the Plan or any provision or Award hereunder is determined to be subject to Section 409A, such shall be construed so as to comply with any applicable requirements of such section.

Section 17 of the Plan shall be modified by addition of the following language at the end thereof:

The Company, in its discretion and as required by law, may require an Outside Director, upon exercise of any Stock Option, to remit to the

Company an amount sufficient to satisfy any federal, state and other jurisdictions’ income and other tax withholding requirements prior to delivery of any certificates for shares of Common Stock; at the Committee’s discretion, remittance may be made in cash, shares held by the Outside Director or through withholding by the Company of sufficient shares issuable pursuant to the Stock Option to satisfy the Outside Director’s withholding obligations.

IN WITNESS WHEREOF, Corporation has caused this Amendment to be duly executed by its authorized representative.

WITNESS:	FIDELITY D & D BANCORP, INC.

/s/ Brian J. Cali	By:	/s/ Steven C. Ackmann

	Title:	President and CEO

:196449